Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
ACA CAPITAL HOLDINGS, INC.

It is hereby certified that:

1.             The name of the corporation (hereinafter called the “Corporation”) is ACA Capital Holdings, Inc.

2.             The certificate of incorporation of the Corporation is hereby amended by striking the definition of “Qualified Public Offering” in Section 4.7.2 of the Certificate of Incorporation and replacing it in its entirety with the following:

“Qualified Public Offering” means an underwritten public offering through a nationally recognized underwriter of Common Stock sold in a registration effected under the Securities Act of 1933, as amended, which results in net proceeds to the Corporation of at least $75 million; provided that a Qualified Public Offering shall not include any issuance of equity securities in any merger or other business combination, and shall not include registrations of the issuance of securities to existing stockholders or employees of the Corporation on Form S-4 or S-8 (or any successor form)”

3.             The certificate of incorporation of the Corporation is further amended by striking the definition of “Qualified Public Offering” in Section 4.8.5 of the Certificate of Incorporation and replacing it in its entirety with the following:

“Qualified Public Offering” means an underwritten Public Offering (to be managed by an underwriter or underwriters of recognized national standing) resulting in net proceeds to the Corporation and/or the selling stockholders of the Corporation of at least $75 million; provided that a Qualified Public Offering shall not include a Public Offering made in connection with a business acquisition or combination or an employee benefit plan.”

3.  The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, ACA Capital Holdings, Inc. had caused this certificate to be signed by its authorized officer this 13th day of November, 2006.

ACA CAPITAL HOLDINGS, INC.

By:	/s/ Nora J. Dahlman
Name: Nora J. Dahlman
Title: General Counsel, Secretary and Authorized Person